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            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Metropolitan Series Fund, Inc. on Form N-14 of our report dated February 14, 2005 appearing in the Annual Report of Metropolitan Series Fund, Inc. (the "Fund") for the year ended December 31, 2004.

We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus/Proxy Statement, which is part of this Registration Statement. We further consent to the reference to us under the heading "Financial Highlights" in the May 1, 2004 Prospectus of the Fund and to the references to us under the headings "Independent Auditors" and "Financial Statements" in the May 1, 2004 Statement of Additional Information of the Fund, both of which are incorporated by reference into this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 16, 2005